Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

Fourth Quarter Net Investment Income of $0.44 Increased 56% Year-Over-Year

Chicago, IL—March 11, 2016—OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital”, “we”, “us”, or “our”) today announced its financial results for the fiscal quarter and the full year ended December 31, 2015.

FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL HIGHLIGHTS

•	Fourth quarter net investment income of $4.3 million, or $0.44 per share—an increase of 56% year-over-year and above the $0.34 distribution.
•	Fourth quarter adjusted net investment income (a non-GAAP measure described below) of $4.4 million, or $0.46 per share—an increase of 40% year-over-year.
•	Full year 2015 adjusted net investment income (a non-GAAP measure described below) of $14.3 million, or $1.47 per share—an increase of 48% year-over-year.
•	Net asset value per share increased to $14.76 at December 31, 2015 from $14.46 at September 30, 2015 and $14.24 per share at December 31, 2014.
•	Non-accruals represented less than 1% of the fair value of investment assets, and OFS had no investments in the oil and gas sector.
•	The weighted average yield to fair value of the loan portfolio was 12.01% as of December 31, 2015.
•	The weighted average interest rate on the SBA debentures as of December 31, 2015 was 3.18%—100% of debt is fixed rate through SBIC financing with no maturities until 2022.
•	On March 7, 2016, OFS Capital’s Board of Directors declared a distribution of $0.34 per share for the first quarter of 2016, payable on March 31, 2016 to shareholders of record as of March 17, 2016.

“We were excited to end a solid 2015 with a particularly strong fourth quarter,” said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. “We believe the increase in our net asset value during a volatile time in the credit market is a testament to the strength and longevity of our investment platform. We will continue to be thoughtful, deliberate, and patient, investing shareholder capital with an emphasis on capital preservation. Given that our external manager owns more than 30% of outstanding shares, it has an alignment of interest with other shareholders. We believe that we are well positioned to continue to originate quality loans and maintain our dividend given the amount of cash we had at quarter-end, the ability to monetize our remaining portfolio of lower-yielding loans, and our significant capacity to borrow additional capital.”

HIGHLIGHTS

($ in millions, except for per share data)

Portfolio Overview	At December 31, 2015
Total assets	$298.1
Investment portfolio, at fair value	$257.3
Net assets	$143.0
Net asset value per share	$14.76
Weighted average yield on debt investments (at fair value)	12.01%

	Quarter ended December 31,		Year ended December 31,
Operating Results	2015	2014	2015	2014
Total investment income	$8.9	$7.0	$32.3	$22.8
Net investment income	$4.3	$2.7	$13.4	$9.1
Net investment income per common share, basic and diluted	$0.44	$0.28	$1.39	$0.95
Adjusted net investment income (a Non-GAAP measure described below)	$4.4	$3.1	$14.3	$9.5
Adjusted net investment income (a Non-GAAP measure described below) per share, basic and diluted	$0.46	$0.33	$1.47	$0.99
Net increase in net assets resulting from operations	$6.2	$3.5	$18.2	$9.9

	Quarter ended December 31,		Year ended December 31,
Portfolio Activity	2015	2014	2015	2014
Number of new portfolio companies	5	9	13	19
Investments in new portfolio companies	$42.8	$70.7	$79.4	$157.7
Investments in existing portfolio companies	$-	$1.9	$45.6	$6.1
Number of portfolio companies at end of period	39	62	39	62

PORTFOLIO AND INVESTMENT ACTIVITIES

During the fourth quarter of 2015, OFS Capital closed new investments in five portfolio companies totaling $42.8 million consisting of $36.4 million of senior secured debt investments and $6.4 million of equity investments.

The total fair value of OFS Capital’s investment portfolio was approximately $257.3 million at December 31, 2015, which was equal to 102% of cost. The portfolio consisted of outstanding loans to 38 portfolio companies, totaling approximately $228.8 million in aggregate principal amount (with aggregate fair value of $224.7 million) as of December 31, 2015. At December 31, 2015, OFS Capital also held equity investments with an aggregate fair value of $32.6 million which included one equity investment in which we did not also hold a debt investment. Of this $32.6 million, $30.7 million was invested in 15 portfolio companies in which OFS Capital also held debt investments and $1.9 million was invested in one portfolio company in which OFS Capital solely held an equity investment.

As of December 31, 2015, floating rate loans comprised 59% of OFS Capital’s debt investment portfolio, with the remaining 41% in fixed rate loans, as a percentage of fair value. As of December 31, 2015, 62% of OFS Capital’s investment portfolio at fair value was comprised of senior secured loans, 25% of subordinated loans, and 13% of equity investments. The weighted average yield on debt investments was 12.01% at December 31, 2015. OFS Capital had unfunded commitments of $3.8 million in three portfolio companies at quarter’s end.

RESULTS OF OPERATIONS

Interest Income:

Interest income increased by $7.6 million, or 36%, for the year ended December 31, 2015 compared to the year ended December 31, 2014, primarily due to the increase in our average portfolio yield.

Dividend Income:

We generated dividend income of $1.4 million and $0.6 million for the years ended December 31, 2015 and 2014, respectively. The increase of $0.8 million was primarily due to a full year recognition of PIK dividends in 2015 from equity investments purchased in 2014.

Fee Income:

We generated fee income of $1.9 million and $0.9 million for the years ended December 31, 2015 and 2014, respectively. The increase of $1.0 million was primarily due to an increase in prepayment fees received which are earned when a portfolio company repays its debt obligation prior to maturity. We did not recognize any prepayment fees during the year ended December 31, 2014.

Total expenses

Total expenses increased by $5.2 million, or 38%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014.

Interest expense increased by $0.6 million for the year ended December 31, 2015, compared to the year ended December 31, 2014. The $0.6 million increase was due to an increase of $2.7 million in interest expense incurred on our SBA debentures, which was due to an increase of $99.5 million in the weighted average SBA debentures outstanding during 2015 compared to 2014. The increase in interest on our SBA dentures was offset by a decrease of approximately $2.1 million in interest expense on our revolving credit facility (the “WM Credit Facility’) due to a decrease of approximately $66.9 million in weighted average borrowings on the facility in 2015 compared to 2014 driven by repayments throughout 2015, including termination of the facility on May 28, 2015.

Amortization and write-off of deferred financing closing costs increased by $0.8 million for the year ended December 31, 2015, compared to the year ended December 31, 2014. The increase was due to increased write-offs of $1.0 million in deferred financing closing costs in connection with permanent reductions of the WM Credit Facility, an increase of $0.2 million in amortization on the deferred financing closing costs incurred upon the draw of SBA debentures, offset by a decrease of $0.4 million in amortization of deferred financing closing costs on the WM Credit Facility due to a lower average balance of deferred financing closing costs in 2015 as a result of the permanent reductions made to the WM Credit Facility in 2015.

Management fee expense of $5.2 million for the year ended December 31, 2015, consisted of $4.9 million of base management fee expense we incurred to our investment advisor (“OFS Advisor”) and $0.3 million of loan management fee charged by MCF Capital Management, LLC, the loan manager for our wholly-owned subsidiary OFS Capital WM, LLC (“OFS Capital WM”). Management fee expense totaled $2.9 million for the year ended December 31, 2014, consisting of $2.2 million of base management fee expense we incurred to OFS Advisor and $0.7 million of loan management fee charged by MCF Capital Management, LLC. The base management fee to OFS Advisor increased by approximately $2.7 million, of which approximately $0.5 million was due to an increase in our average total assets during the year ended December 31, 2015 as compared to our average total assets during the year ended December 31, 2014 and approximately $2.2 million was due to the reset of our base management fee to 0.4375% per quarter effective January 1, 2015 as compared with 0.145833% effective April 1, 2014. The decrease of approximately $0.4 million of loan management fee charged by MCF Capital Management, LLC was due to a decreased amount of portfolio investments subject to the loan management fee during 2015 and the termination of the WM Credit Facility on May 28, 2015.

For the year ended December 31, 2015, we incurred an incentive fee expense to OFS Advisor in the amount of approximately $2.6 million, compared to the incentive fee expense of $1.3 million incurred for the year ended December 31, 2014. The increase of approximately $1.4 million was primarily a result of an increase in our pre-incentive fee net investment income for the applicable quarters during the year ended December 31, 2015, as compared with the year ended December 31, 2014.

Administrative fee expense increased by $0.4 million for the year ended December 31, 2015 compared to the year ended December 31, 2014, primarily due to an increase in the allocable amount of the salary and incentives of our officers and their respective staffs, which OFS Capital Services, LLC passed along to us under an administration agreement.

Net gain on investments

We recorded net realized losses of $1.6 million and net unrealized appreciation of $6.4 million on our investments for the year ended December 31, 2015. The most significant realized gains and losses and cumulative changes in unrealized appreciation/depreciation for the year ended December 31, 2015 are described below.

In connection with settlement of Strata Pathology Services, Inc., we recognized a realized loss of $3.9 million and reversed $3.2 million of previously recognized cumulative unrealized depreciation. We sold five debt investments and recognized a realized gain of $0.1 million. We recorded a realized gain of $2.3 million from equity investments that we sold or were redeemed by the underlying portfolio company and reversed $0.6 million of previously recognized unrealized appreciation. In addition, we recorded $3.2 million of net unrealized appreciation on investments that we held on our balance sheet at December 31, 2015. The $3.2 million net unrealized appreciation was due to an increase of $5.5 million from our equity investments primarily due to the positive performance of the applicable underlying portfolio companies offset by a decrease of $2.3 from our debt investments in which we do not also hold an equity investment primarily due to widening market spreads and negative performance of the applicable underlying portfolio companies.

We recorded a net realized loss of $3.4 million and net unrealized appreciation of $4.2 million on our investments for the year ended December 31, 2014. The most significant realized gains and losses and cumulative changes in unrealized appreciation/depreciation for the year ended December 31, 2014 are described below.

In connection with the restructuring of Tangible Software, Inc. (“Tangible Restructuring”), we recorded a $3.6 million realized loss. The $3.6 million realized loss reflected a reversal of (1) approximately $1.8 million of unrealized losses recorded on this investment during the year ended December 31, 2013, (2) approximately $1.7 million of additional unrealized losses recorded from January 1, 2014 through December 17, 2014, the Tangible Restructuring date, and (3) approximately $0.1 million of additional losses we recognized on the Tangible Restructuring date, which represented the difference between the fair value of consideration we received in connection with the Tangible Restructuring and the fair value of the pre-restructured investments on the restructuring date. In addition, we recorded $2.5 million of additional net unrealized appreciation on investments we held at December 31, 2014 and reversed $0.1 million of previously recognized unrealized appreciation associated with investments paid off or sold during 2014.

LIQUIDITY AND CAPITAL RESOURCES

The Company generates cash through operations from net investment income and the net liquidation of portfolio investments, and uses cash in its operations in the net purchase of portfolio investments. The Company must distribute its substantially all its taxable income which approximates, but will not always equal, the cash it generates from net investment income to maintain its RIC status. The Company’s distributions for the years ended December 31, 2015, 2014 and 2013, resulted in distributions in excess of taxable income. The Company has no history of net taxable gains. The Company also obtains and uses cash in the net borrowing of funds from the SBA and commercial sources of debt. These principal sources and uses of cash and liquidity are presented below (in thousands):

	Year ended December 31,
	2015	2014	2013
Cash from net investment income	$12,541	$8,522	$7,051
Net purchases (liquidations) of portfolio investments	71,197	(73,731)	22,127
Net cash provided by (used in) operating activities	83,738	(65,209)	29,178
Cash dividends and distributions paid	(12,690)	(12,847)	(10,724)
Net borrowings	(50,027)	64,952	9,731

At December 31, 2015, we had cash and cash equivalents of $32.7 million. During the year ended December 31, 2015, net liquidations of portfolio investments were primarily due to cash collections of $98.9 million from sale and redemption of our portfolio investments, including $7.2 million of cash collection from an investment we sold in December 2014, $67.3 million from the WM Asset Sale, and $5.6 million from the sale (including partial-sale) and redemption of our equity interests in six portfolio companies; and $96.1 million of cash we received from principal payments on our portfolio investments. These cash receipts were offset by $124.0 million of cash we used to purchase portfolio investments. These funds were principally used to pay-down debt.

Net repayment of borrowings of $50.0 million for the year ended December 31, 2015 is primarily attributable to the $73.8 million of net repayments on the WM Credit Facility which was paid in full and retired on May 28, 2015 offset by $22.6 million of draws from our SBA debentures (net of the fees).

At December 31, 2014, we had cash and cash equivalents of $12.4 million. During the year ended December 31, 2014, we had net purchases of portfolio investments of $73.7 million, primarily due to $162.8 million of cash we used to purchase portfolio investments, offset by net proceeds of $79.6 million we received from principal payments on our portfolio investments, cash collections of $9.5 million from sale of our portfolio investments.

Net borrowings of $65.0 million for the year ended December 31, 2014 is primarily attributable to $101.3 million of draws from our SBA debentures (net of the fees), offset by the $36.3 million of net repayments on the WM Credit Facility.

For the year ended December 31, 2015, we made total distributions of $13.2 million, of which $2.2 million represented a return of capital and $11.0 represented ordinary income.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, March 11, 2016 at 11:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on the Company’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through March 21, 2016 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10081844.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-K for the year ended December 31, 2015, which is to be filed with the Securities and Exchange Commission.

OFS Capital Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Dollar amounts in thousands, except per share data)

	December 31,
	2015	2014
Assets
Investments, at fair value
Non-control/non-affiliate investments (amortized cost of $175,529 and $258,004, respectively)	$177,290	$254,666
Affiliate investments (amortized cost of $63,113 and $55,569, respectively)	66,393	57,568
Control investment (amortized cost of $13,613 and $0, respectively)	13,613	-
Total investments at fair value (amortized cost of $252,255 and $313,573, respectively)	257,296	312,234
Cash and cash equivalents	32,714	12,447
Interest receivable	789	676
Receivable from investment sold	-	7,223
Prepaid expenses and other assets	3,692	3,924
Deferred financing closing costs, net of accumulated amortization of $427 and $2,540, respectively	3,605	4,972
Total assets	$298,096	$341,476

Liabilities
Accrued professional fees	$433	$462
Interest payable	1,548	1,315
Management and incentive fees payable	2,238	1,229
Administration fee payable	488	273
Other payables	211	247
Deferred loan fee revenue	286	572
SBA debentures	149,880	127,295
Revolving line of credit	-	72,612
Total liabilities	155,084	204,005

Commitments and Contingencies

Total net assets	143,012	137,471

Total liabilities and net assets	$298,096	$341,476

Number of shares outstanding	9,691,170	9,650,834
Net asset value per share	$14.76	$14.24

OFS Capital Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Investment income
Interest income
Non-control/non-affiliate investments	$6,169	$5,117	$23,488	$16,847
Affiliate investments	1,279	1,131	5,341	3,646
Control investment	141	-	141	843
Total interest income	7,589	6,248	28,970	21,336
Dividend income	12	176	1,361	570
Fee income	1,272	529	1,933	914

Total investment income	8,873	6,953	32,264	22,820

Expenses
Interest expense	1,200	1,235	4,842	4,224
Amortization and write-off of deferred financing closing costs	113	885	2,117	1,354
Amortization of intangible asset	49	48	195	209
Management fees	1,124	575	5,225	2,916
Incentive fee	1,113	530	2,627	1,253
Professional fees	257	405	1,114	1,517
Administration fee	489	273	1,637	1,245
General and administrative expenses	248	259	1,096	967

Total expenses	4,593	4,210	18,853	13,685

Net investment income	4,280	2,743	13,411	9,135

Net gain on investments	1,896	754	4,820	805

Net increase in net assets resulting from operations	$6,176	$3,497	$18,231	$9,940

Net investment income per common share - basic and diluted	$0.44	$0.28	$1.39	$0.95
Net increase in net assets resulting from operations
per common share - basic and diluted	$0.64	$0.36	$1.89	$1.03
Dividends and distributions declared per common share	$0.34	$0.34	$1.36	$1.36
Basic and diluted weighted average shares outstanding	9,690,140	9,638,200	9,670,153	9,634,471

Non-GAAP Financial Measure – Adjusted Net Investment Income (“Adjusted NII”)

On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted NII represents net investment income, (1) excluding write-offs of deferred financing closing costs associated with our permanent reductions of the WM Credit Facility, (2) adding back the amount of net investment income incentive fee expenses associated with the write-offs that we would have incurred had the write-offs not occurred, and (3) excluding the net capital gains incentive fee. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee. In addition, management believes that providing Adjusted NII may facilitate a more complete analysis and greater transparency into OFS Capital’s ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the periods presented:

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Dollar amounts in thousands, except per share data)

Net investment income	$4,280	$2,743	$13,411	$9,135

Write-off of deferred financing closing costs	-	665	1,646	665
Incentive fee	-	(265)	(945)	(265)
Write-off of deferred financing closing costs, net	-	400	701	400

Capital gains incentive fee	139	-	139	-

Adjusted net investment income	$4,419	$3,143	$14,251	$9,535

Adjusted net investment income per common share:
Basic and diluted	$0.46	$0.33	$1.47	$0.99

Weighted average shares outstanding:
Basic and diluted	9,690,140	9,638,200	9,670,153	9,634,471

ABOUT OFS CAPITAL

OFS Capital is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately-held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other minority equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict.  Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance.  All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.

INVESTOR RELATIONS CONTACT:

Steve Altebrando

646-652-8473

saltebrando@ofsmanagement.com